UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

AMIS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
000-50397		51-0309588
(Commission File Number)		(IRS Employer Identification No.)

2300 Buckskin Road Pocatello, Idaho	83201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 233-4690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 3, 2008, counsel for the parties in the stockholder lawsuit Plumbers and Pipefitters Local Union No. 630 Pension-Annuity Trust Fund v. AMIS Holdings, Inc., et al. (Case No. CV 07 5396 DC), filed on December 27, 2007 in Bannock County, Idaho District Court, entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all the defendants, including AMI and its directors. The proposed settlement is conditional upon, among other things, the execution of an appropriate Stipulation of Settlement, consummation of the merger and final approval of the proposed settlement by the court. The proposed settlement contemplates that plaintiff’s lead counsel will apply to the court for an award of attorneys’ fees and costs in an amount of $500,000. These attorneys’ fees and costs will not be deducted from the merger consideration.

As contemplated by the proposed settlement, AMI has filed a supplement to its proxy statement with the Securities and Exchange Commission containing certain disclosures that are supplemental to those contained in the proxy statement previously mailed to shareholders. The supplement to the proxy statement reads substantially as follows:

AMIS HOLDINGS, INC.

2300 BUCKSKIN ROAD

POCATELLO, IDAHO 83201

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 12, 2008

This Supplement supplements and amends the Proxy Statement dated February 11, 2008 (the “Proxy Statement”) of AMIS Holdings, Inc. (“AMI”) mailed to you in connection with the solicitation of proxies on behalf of the Board of Directors of AMI for use at the special meeting of stockholders to be held at the Grand America Hotel at 555 South Main Street, Salt Lake City, UT 84111, on March 12, 2008 at 9:30 a.m., local time. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation and AMIS Holdings, Inc., as the same may be amended from time to time. The AMI board of directors believes that the merger and the merger agreement are advisable and in the best interests of AMI and its stockholders. Accordingly, the AMI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that AMI stockholders vote “FOR” adoption and approval of the Merger Proposal. If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly.

Litigation Relating to the Merger

As more fully described in the Proxy Statement, on December 27, 2007, a purported stockholder class action lawsuit was filed in Bannock County, Idaho District Court against AMI, its directors, and FP-McCartney L.L.C. and Citigroup Venture Capital Equity Partners, L.P., two of AMI’s largest stockholders. The lawsuit, Plumbers and Pipefitters Local Union No. 630 Pension-Annuity Trust Fund v. AMIS Holdings, Inc., et al. (Case No. CV 07 5396 DC), alleges that the defendants breached their fiduciary duties to AMI’s stockholders in connection with the proposed merger by advancing their individual interests at the expense of AMI’s stockholders.

On March 3, 2008, counsel for the parties in the stockholder lawsuit entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all the defendants, including AMI and its directors. The proposed settlement is conditional upon, among other things, the execution of an appropriate Stipulation of Settlement, consummation of the merger and final approval of the proposed settlement by the court. The proposed settlement contemplates that plaintiff’s lead counsel will apply to the court for an award of attorneys’ fees and costs in the amount of $500,000. These attorneys’ fees and costs will not be deducted from the merger consideration.

Additional Disclosures

As contemplated by the proposed settlement, AMI is providing certain additional disclosures that are supplemental to those contained in the Proxy Statement previously mailed to you. The additional disclosures are as follows:

The AMI Board of Directors’ Recommendations and Reasons for the Merger

As noted above and in the Proxy Statement, the AMI board of directors believes that the merger and the merger agreement are advisable and in the best interests of AMI and its stockholders. Accordingly, the AMI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that AMI stockholders vote “FOR” adoption and approval of the Merger Proposal.

As indicated on page 39 of the Proxy Statement, in the course of making its determination the AMI board of directors considered that, based on the closing prices of ON’s and AMI’s common stock on The Nasdaq Stock Market on December 12, 2007, the exchange ratio represented approximately 26% ownership in the combined company by AMI stockholders on a pro forma basis and corresponded to a price of approximately $10.14 per share, a 38% premium to the closing price of AMI common stock on that date. Since December 12, 2007, there has been a significant decline in both semiconductor stocks and broader market indices, including the share prices of ON’s and AMI’s common stocks. As a result of the decline in ON’s share price, on February 26, 2008, the exchange ratio corresponded to a price of approximately $6.85 per share. AMI’s board of directors is aware of and has monitored these share price declines.

After considering these share price declines, and notwithstanding them, the AMI board of directors remains committed to the merger. As noted in the Proxy Statement, the fixed exchange ratio agreed to under the merger agreement provides AMI stockholders with certainty regarding the number of ON shares they will receive in connection with the merger, and allows them to benefit from any increase in the price of ON common stock during the pre-closing period. AMI’s board of directors agreed to the fixed exchange ratio for a variety of reasons, including in particular its view that because AMI’s stockholders would have the opportunity to participate in the expected synergies and long-term growth of the combined company, the percentage ownership of the combined company by AMI’s stockholders was the key measure of the long-term value of the transaction to such stockholders. As a result, AMI’s board of directors determined that it was important to “lock in” that value with a fixed exchange ratio once it had been negotiated to an acceptable level. AMI’s board of directors considered but rejected the notion of a “collar” or similar provision that would have established a minimum exchange ratio, reasoning that (i) it was inconsistent with the parties’ view of the transaction as a strategic combination in which both companies’ stockholders would benefit from the expected synergies and long-term growth of the combined organization, (ii) it would very likely not be acceptable to ON and (iii) even if it were acceptable to ON, AMI would likely be forced to accept a reduction in the exchange ratio and/or a similar limitation on the ability of AMI’s stockholders to benefit from an increase in ON’s share price, either of which could meaningfully reduce the long-term value that AMI’s stockholders would receive in the merger.

Discussions with Company F

The third paragraph on page 31 of the Proxy Statement makes reference to the AMI board of directors’ conclusion in October 2007 that there would not be a good strategic fit between AMI and Company F and that further discussions with Company F should therefore not be pursued. The AMI board of directors’ conclusion that there would not be a good strategic fit between AMI and Company F was based on dissimilarities between the companies’ respective customer bases and product offerings; cultural dissimilarities; significant differences in management style; and the relative lack of interest in a transaction that had been demonstrated by Company F’s chief executive officer in meetings with Ms. King.

Proposal by Company B

The carryover paragraph at the bottom of page 34 and the top of page 35 of the Proxy Statement makes reference to the AMI board of directors’ determination that ON’s proposal was significantly more favorable than the proposal contained in the preliminary term sheet that Company B sent to AMI on November 30, 2007. As noted in the Proxy Statement, the determination that ON’s proposal was significantly more favorable than Company B’s proposal was based in part on the directors’ view that the proposal from Company B involved a high degree of risk both as to execution and value and that the combined company would not achieve the scale that the AMI board of directors believed was an important objective of such a transaction. In addition, because Company B’s proposal was essentially a proposal for a merger of equals, any attempt by Company B to increase the merger consideration by increasing the exchange ratio would have required the issuance of a significant additional amount of Company B’s common stock, which could have the effect of devaluing that stock and thus actually diminishing the value of AMI’s stockholders’ stake in the hypothetical combined organization. Efforts by Company B to increase the cash portion of the consideration offered would have been similarly problematic, as they would have either also resulted in substantial dilution or saddled the hypothetical combined organization with debt. As a result, the AMI board of directors concluded that Company B lacked the resources with which to improve its proposal to a point where it could be an attractive alternative to the ON proposal, and AMI accordingly entered into exclusivity with ON rather than continue discussions with or seeking a modified proposal from Company B.

Goldman Sachs Opinion—Selected Companies Analysis

The subsection entitled “Opinion of Financial Advisor to the AMI Board of Directors—Selected Companies Analysis” on page 50 of the Proxy Statement makes reference to the criteria used by Goldman Sachs in determining the companies to be included in such analysis. Although none of the selected companies is directly comparable to AMI or ON, the companies included were chosen because they are publicly traded companies in the semiconductor industry with operations that, for purposes of analysis, may be considered similar to certain operations of AMI and ON.

Goldman Sachs calculated and compared the selected companies’ equity market capitalization based on publicly available financial statements as of December 12, 2007 and diluted shares outstanding using the treasury stock method. The results of these analyses are summarized as follows:

Company	Equity Market Capitalization
Atmel Corporation	$2,215
Diodes Incorporated	1,326
Fairchild Semiconductor International, Inc.	1,881
International Rectifier Corporation	2,455
Micrel Incorporates	650
Microsemi Corporation	1,835
Semtech Corporation	1,084
STMicroelectonics N.V.	13,991
Texas Instruments Incorporated	48,333
AMI	667
ON Semi	2,642

Goldman Sachs calculated and compared the selected companies’ revenue growth based on median estimates by Thomson Corporation’s Institutional Brokers’ Estimate System (“IBES”) and published research by investment banks. The results of these analyses are summarized as follows:

Company	5-Year Earnings Per Share Cumulative Annual Growth Rate	Revenue Growth (2007-2008)
Atmel Corporation	N/A	7.6%
Diodes Incorporated	19.0%	13.2%
Fairchild Semiconductor International, Inc.	11.5%	6.4%
International Rectifier Corporation	12.5%	(3.3)%
Micrel Incorporates	15.0%	9.7%
Microsemi Corporation	20.0%	16.6%
Semtech Corporation	15.0%	13.6
STMicroelectonics N.V.	10.0%	(3.9)%
Texas Instruments Incorporated	15.0%	5.8%
AMI	10.0%	4.1%
ON Semi	15.0%	7.5%

Goldman Sachs Opinion—Present Value of Future Share Price Analysis

The subsection entitled “Opinion of Financial Advisor to the AMI Board of Directors—Present Value of Future Share Price Analysis” on page 52 of the Proxy Statement makes reference to various forward price to earnings (“P/E”) per share multiples. In this analysis, Goldman Sachs used the following forward P/E per share multiples, each as estimated by IBES:

•	AMI’s calendar year 2008 estimated P/E ratio of 9.8x;

•

peer companies’ NTM P/E ratios of 12.1x, discounted by 23.0% to reflect the historical discount over the previous one-year period of AMI’s NTM P/E ratio of 15.6x to its peers’ average ratio of 20.3x; and

•	one-year average AMI NTM P/E ratio of 15.6x.

In its illustrative analysis of the implied present value of the combined company’s future price per share to AMI’s stockholders at the implied 25.9% ownership of the combined company, Goldman Sachs used the following price to forward earnings per share (“EPS”) multiples, each as estimated by IBES and FactSet Research Systems, Inc.:

•

blended combined company calendar year 2008 estimated P/E ratio, calculated using 25.9% weighting for AMI’s current calendar year 2008 estimated P/E ratio of 9.8x, and 74.1% weighting for ON’s calendar year 2008 estimated P/E ratio of 9.6x; and

•

one-year average blended combined company NTM P/E ratio, calculated using 25.9% weighting for AMI’s one year average estimated NTM P/E ratio of 15.6x, and 74.1% weighting for ON’s one year average estimated NTM P/E ratio of 12.2x.

These P/E estimates were blended based on ON’s market capitalization as of December 12, 2007 and AMI’s implied market capitalization at a 1.15 exchange ratio as of December 12, 2007.

Goldman Sachs Opinion—Selected Transactions Analysis

The subsection entitled “Opinion of Financial Advisor to the AMI Board of Directors—Selected Transactions Analysis” on page 55 of the Proxy Statement makes reference to Goldman Sachs’ analysis of certain information relating to selected transactions. The transactions selected were announced public-to-public transactions of semiconductor companies where one hundred percent of the target’s equity was acquired from the period running from January 2004 through November 2007.

In addition to the financial metrics listed at the bottom of page 55 of the Proxy Statement, Goldman Sachs also calculated and compared the equity consideration, aggregate consideration and target pro forma ownership for each of selected transaction analyzed.

Page 56 of the Proxy Statement sets forth a table containing the results of Goldman Sachs’ selected transactions analysis. The following information is presented as additional disclosure:

	Selected Transactions
	Range			Mean	Median
2007
Equity consideration	$178	–	$2,564	NM	NM
Aggregate consideration	$177	–	$2,968	NM	NM
Target’s pro forma ownership	0%	–	33%	16.2%	33.0%

2006
Equity consideration	$248	–	$17,467	NM	NM
Aggregate consideration	$166	–	$17,218	NM	NM
Target’s pro forma ownership	0%	–	46.7%	11.8%	8.0%

2005
Equity consideration	$139	–	$1,695	NM	NM
Aggregate consideration	$124	–	$1,462	NM	NM
Target’s pro forma ownership	0%	–	45.9	17.6%	7.0%

2004
Equity consideration	$527	–	$912	NM	NM
Aggregate consideration	$505	–	$772	NM	NM
Target’s pro forma ownership	8.3%	–	26.4%	11.6%	8.3%

Goldman Sachs Opinion—Pro Forma Merger Analysis

The subsection entitled “Opinion of Financial Advisor to the AMI Board of Directors—Pro Forma Merger Analysis” on page 56 of the Proxy Statement makes reference to Goldman Sachs’ illustrative analyses of the potential financial impact of the merger.

Based on the closing price per share of AMI and ON common stock as of December 12, 2007, the exchange ratio, the number of shares and options to purchase shares of AMI common stock outstanding as of December 12, 2007 and the number of shares and options to purchase shares of ON common stock outstanding as of December 12, 2007, this analysis indicated that the merger would be dilutive to ON’s fiscal year 2008 non-GAAP EPS by 6.9%, to 2009 non-GAAP EPS by 3.5% and to 2010 non-GAAP EPS by 0.8%, without taking the Synergies into account. This analysis also indicated that if the Synergies were taken into account ($25 million and $50 million in fiscal years 2008 and 2009, respectively, on a pre-tax basis), the merger would be dilutive to full fiscal year 2008 non-GAAP EPS by 0.7% and accretive to fiscal year 2009 non-GAAP EPS by 7.2% and 2010 non-GAAP EPS by 13.6%.

Composition of the ON Board of Directors after the Closing

The subsection entitled “Composition of the ON Board of Directors after the Closing,” on page 66 of the Proxy Statement makes reference to the provision of the merger agreement under which AMI will be entitled to designate one member of ON’s board of directors following the closing. The determination by AMI’s board of directors to accept the ability to designate one person rather than two to ON’s board of directors was made following consultation with management as well as AMI’s financial and legal advisors. The AMI board of directors considered a number of factors in making this determination, including in particular various other provisions of the merger agreement that at the time were still being negotiated by the parties. The AMI board of directors ultimately determined that it was in the best interests of AMI stockholders to accede to ON’s position on this point as a means of improving AMI’s negotiating position with respect to other provisions of the merger agreement, including in particular provisions that increased the probability of completing the transaction and otherwise enhanced the value that the board of directors expects AMI stockholders to realize as a result of the merger.

By Order of the Board of Directors,

Christine King

Chief Executive Officer

Pocatello, Idaho

March 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.

Date: March 3, 2008	By:	/s/ Joseph J. Passarello
	Name:	Joseph J. Passarello
	Title:	Chief Financial Officer